Exhibit 21.1

SALISBURY BANCORP, INC.
SUBSIDIARIES OF REGISTRANT

Salisbury Bank, a Connecticut state chartered commercial bank.

Subsidiaries of Salisbury Bank:
SBT Mortgage Service Corporation , a Connecticut Corporation.
SBT Realty, Incorporated, a New York Corporation.